Exhibit 3.1

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: Article I of the charter of American Realty Capital Hospitality Trust, Inc., a Maryland corporation (the “Corporation”), is hereby amended to change the name of the Corporation to:

Hospitality Investors Trust, Inc.

SECOND: The amendment to the charter of the Corporation as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[signature page below]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Financial Officer, Treasurer and Secretary on this 31st day of March, 2017.

ATTEST:	HOSPITALITY INVESTORS TRUST, INC.

/s/ Edward T. Hoganson	By:	/s/ Jonathan P. Mehlman	(SEAL)
Name: Edward T. Hoganson	Name:	Jonathan P. Mehlman
Title: Chief Financial Officer, Treasurer and Secretary	Title:	President and Chief Executive Officer

[Signature Page to Articles of Amendment]